Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

PBF Energy Inc.

We consent to the incorporation by reference in the registration statement on Form S-8 (Registration No. 333-185968) of PBF Energy Inc. of our reported dated June 23, 2011, with respect to the balance sheet of Paulsboro Refining Business as of December 16, 2010, and the related statements of income, changes in net parent investment, and cash flows for the period from January 1 through December 16, 2010, which report appears in the December 31, 2012 annual report on Form 10-K of PBF Energy Inc.

/s/ KPMG LLP

San Antonio, Texas

February 28, 2013